Exhibit 99.1

July 17, 2006

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Second Quarter 2006 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported second quarter results for the quarter ended June 30, 2006, with net income of $36.3 million from sales of $349.1 million.

CSI shipped 525,355 net tons of steel products, a 23 percent increase compared to the second quarter of 2005. Higher shipment levels resulted in sales revenues for second quarter 2006 about 14 percent higher than second quarter 2005. Average sales prices, quarter over quarter were about eight percent lower, although slightly stronger than first quarter 2006.

Net income of $36.3 million is higher than second quarter 2005’s net income of $9.7 million, and slightly higher than first quarter 2006’s $30.3 million. EBITDA for the quarter was $68.8 million, compared with 2005’s second quarter results of $26.1 million.

Year-to-date, sales revenues total $667.1 million, compared with $645.9 million in 2005. Net income is $66.6 million versus $31.7 million. EBITDA is $128.9 million, compared with 2005’s $74.2 million.

“We are very pleased with our results in the first semester of 2006, one of the best in our company’s history,” said Masakazu Kurushima, President and CEO. “Demand for steel products has strengthened since the same period last year, especially pipe products, and this is reflected in these outstanding results,” he continued.

Sales volumes are as follows (net tons):

	2006	2005
Hot Rolled	214,120	176,815
Cold Rolled	48,630	45,514
Galvanized	203,670	164,049
ERW Pipe	58,935	41,373

Total	525,355	427,751

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Six Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
Billed net tons	525,355	427,751	1,015,782	875,889
Net sales revenue	$349,066	$306,595	$667,091	$645,909
Cost of sales	$279,197	$284,149	$535,723	$575,049
SG&A	$7,686	$6,611	$15,152	$13,904
Operating income	$62,183	$19,139	$115,969	$60,260
Interest expense, net	$942	$3,400	$2,489	$6,312
Income before tax	$60,525	$16,052	$111,896	$54,512
Net income	$36,333	$9,673	$66,618	$31,747
Depreciation	$7,317	$6,670	$14,510	$13,331
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$86,906	$95,901	$71,938	$99,416
Investing Activities	$(4,459)	$30,678	$(8,885)	$29,998
Financing Activities	$0	$(43,000)	$(5,809)	$(44,607)
EBITDA	$68,784	$26,122	$128,895	$74,155

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

The balance under the Company’s Revolving Credit Agreement was zero as of June 30, 2006, with availability of over $108.7 million. The Company has a cash balance as of June 30, 2006, of $161.5 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.